Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the AGA Medical Holdings, Inc. 2006 Equity Incentive Plan, AGA Medical Holdings, Inc. 2008 Equity Incentive Plan, and AGA Medical Holdings Inc. 2008 Employee Stock Purchase Plan of our report dated March 20, 2009, with respect to the consolidated financial statements and schedule of AGA Medical Holdings, Inc. included in its Registration Statement on Form S-1(333-151822 ) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN
October 26, 2009